AGREEMENT
                              AND
                   PLAN OF REORGANIZATION
                         BY AND AMONG
                          ECO2, INC.
                              AND
                   ECO2 ACQUISITION, INC.
                              AND
                 CASINOS INTERNATIONAL, INC.
                              AND
                    PRENTICE CAPITAL, INC.


                          Dated: February __, 1997

     Agreement and Plan of Reorganization ("Agreement"), dated as of February __, 1997, by and among ECO2, Inc., a Delaware corporation ("ECO2"); ECO2 Acquisition, Inc., a Florida corporation ("ECO2 Acquisition"); Casinos International, Inc., a Florida corporation ("Casinos International"); and Prentice Capital, Inc., a Delaware corporation ("Prentice Capital").
                          BACKGROUND INFORMATION
     ECO2 and Casinos International deem it advisable that Casinos International be merged into ECO2 Acquisition pursuant to this Agreement and in accordance with the applicable statutes of the States of Florida. ECO2, Casinos International, Prentice Capital and ECO2 Acquisition desire to adopt a plan of reorganization within the meaning of Section 368(a)(2)(D) of the
Internal Revenue Code of 1986, as amended (the "Code").   Accordingly, in
consideration of the promises contained herein, ECO2, ECO2 Acquisition, Prentice Capital and Casinos International adopt this plan of reorganization and agree as follows:
                          OPERATIVE PROVISIONS
ARTICLE 1
                                 Merger
     1.1 Transfer of Property and Liabilities. Upon the Effective Date (as defined in Article 3 hereof) of the merger, the separate existence of Casinos International shall cease; all of the outstanding shares of stock of Casinos International shall be exchanged for and converted into shares of the common stock of ECO2 and a promissory note issued by ECO2, as hereinafter provided; and upon the filing of a Certificate of Merger with the Secretary of State of the State of Florida, ECO2 Acquisition shall possess all the rights, privileges, immunities, powers and purposes, and all property, causes of action and every other asset of Casinos International and shall assume and be liable for all the liabilities, obligations and penalties of Casinos International, in accordance with Florida law.
     1.2 Surviving Corporation. Following the merger, the existence of ECO2 Acquisition shall continue unaffected and unimpaired by the merger, with all the rights, privileges, immunities and powers, and subject to all the duties, liabilities, of a corporation organized under the laws of Florida. The Certificate of Incorporation and Bylaws of ECO2 Acquisition, as in effect immediately prior to the Effective Date, shall continue in full force and effect, and, except as provided in Article 1.3, shall not be changed in any manner by the merger. The Board of Directors of ECO2 Acquisition immediately prior to the Effective Date shall continue as the Board of Directors of ECO2 Acquisition.
     1.3 Name. The name of ECO2 Acquisition shall be changed as of the Effective Date to "Casinos International, Inc."
                                ARTICLE 2
                          Conversion of Shares.
     2.1 Conversion Ratio. As a result of the merger contemplated by this Agreement, Prentice Capital, the sole shareholder of Casinos International, will receive (a) 5,000,000 shares of the common capital stock of ECO2 (the "ECO2 Shares"); and (b) ECO2 Acquisition's secured promissory note for $500,000 (the "Note"). In order to effect such conversion, the shares of Casinos International's common stock issued and outstanding immediately prior to the Effective Date (the "Casinos International Shares") shall be converted by the merger into the ECO2 Shares and the Note. The Note shall bear interest at an annual rate of 8%. The Note shall be amortized over a five year period following the Closing Date (as defined below) in equal monthly installments. The Note shall be secured by all of the shares of ECO2 Acquisition.
     2.2 Shares of ECO2 Acquisition. None of the issued shares of ECO2 Acquisition shall be converted as a result of the merger and all of such shares shall remain issued shares of capital stock of ECO2 Acquisition.
                                ARTICLE 3.
                     Closing; Certificate of Merger.
     3.1 Closing. The closing contemplated by Section 1.1 (the "Closing") shall be held at the offices of ECO2's counsel, Billy Bruce Brasheer, Esq., 920 NW 8th Avenue, Suite A, Gainesville, Florida 32601 on February 26, 1997, unless another place or date is agreed upon in writing by the parties (the "Closing Date"). At the Closing, all documents called for by this Agreement (the "Closing Documents") shall be executed by the respective parties. ECO2 shall deliver to Prentice Capital the stock certificate for the ECO2 Shares, the Note and an executed Stock Pledge Agreement in the form of Schedule 3.1 attached hereto. Prentice Capital shall deliver to ECO2 Acquisition the stock certificate for the Casinos International Shares and the books and records of
Casinos International.         3.2  Certificate of Merger.  After the Closing
provided for in Section 3.1 above, the Certificate of Merger executed by the parties at Closing shall be submitted for filing with the Secretary of State of Florida. The date of the latter of such filing, or such other date as the parties may agree upon in writing pursuant to applicable law, shall be the effective date of the Merger (the "Effective Date").



                               ARTICLE 4.
             Related Transactions and Additional Agreements.
      4.1 Patent. Immediately prior to the Closing, ECO2 shall convey to Energy Rec. Systems of North Florida, Inc. ("Energy Systems") all of its rights, title and interest in and to the patent owned by ECO2 that covers certain aspect of ECO2's tire recycling process, as more particularly defined on Schedule 4.1 attached hereto.
     4.2 Assets. Immediately prior to the Closing, each of the assets set forth on Schedule 4.2 shall be transferred by ECO2 to Energy Systems. ECO2 shall prepare and deliver at the Closing bills of sale, certificates of title to any assets such as motor vehicles and quit claim deeds to any real property being transferred by ECO2 to Energy Systems.
     4.3 Cancellation of Indebtedness. All amounts loaned to Charles Ledford by ECO2 shall be forgiven as of the Closing Date.
     4.4 Stock Options. ECO2 hereby grants to the following individuals options to buy the following number of shares of ECOs's common stock at an exercise price of $.80 per share.
     Grantee                           Options
 Charles Ledford                       300,000
 Vivian Ledford                        200,000
 Raymond Ledford                       200,000

The options shall be exercisable, in whole or in part, during the three year period following the Effective Date. The terms and conditions of the stock option grant are more particularly set forth in Schedule 4.4 below. ECO2 shall, as soon as practicable after the Closing, register the shares underlying the options for resale with the United States Securities and Exchange Commission ("SEC") in the most expeditious fashion that it is permitted to do so, utilizing, to the extent that it is permitted by law, a registration statement on form S-8.
     4.5 Stock Grant. ECO2 hereby grants to the following directors the following shares of the common stock of ECO2:
     Director                          Shares
   Lark Napier, Jr.                    50,000
   Russel MacElmurry                   50,000
     4.6 Cancellation of Employment Agreements. On the effective date, the employment agreements between ECO2 and each of Charles, Vivian and Raymond Ledford shall be terminated, and, as consideration for such cancellation, ECO2 shall pay $800,000 to Energy Systems, $200,000 of which is due at Closing, and the balance, $600,000 will be paid in three installments of $200,000, the initial installment of which will be due forty five days after the Closing, and the remaining two payments shall be made monthly thereafter. The obligations of ECO2 to make the deferred payments under this Section 4.6 shall be secured by ECO2 pledging 600,000 shares of Spa Faucet, Inc. to Energy Systems and 600,000 shares of the common stock of ECO2.
     4.7 Board of Directors of ECO2; Officers. On the Effective Date the existing members of the Board of Directors of ECO2 shall appoint Alan S. Lipstein as a member to the Board of Directors of ECO2 and, immediately thereafter, all other members of the Board of Directors of ECO2 shall resign. Additionally, all of the existing officers of ECO2 shall resign effective as
of the Closing.        4.8   Bond.  Effective on the Closing Date, ECO2 hereby
transfers to Energy System all of its right and title to the $50,000 bond that has been issued on ECO2's behalf in favor of the State of Florida.
     4.9 Indemnification. ECO2 and Prentice Capital, jointly and severally, agree to indemnify all of the officers and directors of ECO2 immediately prior to the Closing Date as more particularly set forth in Section 7 below.
     4.10 Shareholders Meeting. ECO2 shall, as soon as practicable after the Closing Date, prepare and file with the SEC, preliminary proxy materials for the purpose of conducting a shareholders meeting to approve a new board of directors and to take such other action as the sole remaining director of ECO2, Alan Lipstein, deems proper.
                                ARTICLE 5
                   Representations and Warranties of
Casinos International
     Casinos International represents and warrants to ECO2 and ECO2 Acquisition as follows:
     5.1 Organization, Power, Standing and Qualification. Casinos International is a corporation duly organized, validly existing, and in good standing under the laws in the State of Florida and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Casinos International is duly qualified to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have an adverse effect upon its financial condition, the conduct of its business or the ownership of its assets.
           Authority. Casinos International has the power and authority to execute, deliver and perform this Agreement; and this Agreement is a valid and binding obligation of the Casinos International, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.
     5.3 Validity of Contemplated Transactions; Interference. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Casinos International; (b) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any material agreement, contract, indenture, lease, or mortgage to which Casinos International is a party; (c) subject the assets of Casinos International to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement; (d) reasonably interfere with any other agreement to which Casinos International is a party; or (e) violate any material provision of law, rule, regulation, order, permit, or license to which Casinos International is subject.
     5.4 Capitalization of Casinos International. Casinos International's authorized capital stock consists of 7,500 shares of common stock, $.001 par value, 100 of which shares are presently outstanding, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, conversion privileges, subscriptions, calls, commitments or rights of any character relating to any authorized but unissued capital stock of Casinos International.
     5.5 Assets of Casinos International. Casinos International owns no assets other than a commitment from The Royal Bank of Scotland to loan Casinos International $6,500,000 for the construction of a gaming vessel and an oral commitment, which Casinos International is currently negotiating a written lease agreement for, to lease a gaming vessel and port facility in Tiera Verde, Florida from Europa Cruise Corporation.
     5.6 Absence of Undisclosed Liabilities. Casinos International has no material liabilities or obligations except for those incurred in the ordinary course of business. Except as otherwise provided in this Agreement, the term "liabilities or obligations" as used in this Agreement shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.
     5.7 Litigation; Compliance with Laws. There is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to the knowledge of Casinos International, threatened against or related to Casinos International. There has been no failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to Casinos International or its business operations, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against Casinos International which in any such case would reasonable be expected to have a material adverse effect on the financial condition, its business, results of operations, properties or assets of Casinos International.
     5.8 Veracity of Statements. To the knowledge of Casinos International, no representation or warranty by Casinos International contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to ECO2 Acquisition pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make it not misleading.
     5.9 Acquisition of ECO2 Shares for Investment. Prentice Capital will execute this Agreement, in order confirm that it is acquiring the common stock of ECO2 for investment purposes, for its own account and not with a view to the resale or distribution thereof in violation of any state or federal securities laws. Prentice Capital shall not sell, transfer, pledge or hypothecate any of the ECO2 Shares in the absence of registration under or pursuit to an applicable exception from, federal and all applicable security law.

                                ARTICLE 6
                 Representations and Warranties of ECO2
     ECO2 represents and warrants to Casinos International as follows:
     6.1 Organization, Power, Standing and Qualification. ECO2 is a corporation duly organized, validly existing and in good standing under the laws in the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.
     6.2 Capitalization of ECO2, Inc.. ECO2's authorized capital stock consists of 45,000,000 shares of common stock, $.01 par value, 25,103,655 of which shares are presently outstanding, validly issued, fully paid and non-assessable.
     6.3 Financial Statements. ECO2 has delivered to Casinos International its consolidated balance sheet for its fiscal year ended September 30, 1996 (the "ECO2 Balance Sheet") as well as its consolidated statement of income and loss for the year ended September 30, 1996, which have been prepared in accordance with the applicable books and records of ECO2 and presents fairly the financial condition of ECO2 as of September 30, 1996, and there has been no material change in such financial condition of ECO2 since September 30, 1996.
     6.4 Absence of Undisclosed Liabilities. ECO2 has no liabilities or obligations except for those (a) reflected on the ECO2 Balance Sheet; (b) reflecting contractual liabilities or obligations incurred in the ordinary course of business that are not required by generally accepted accounting principles to be reflected in a balance sheet; (c) incurred in the ordinary course of business subsequent to the date of the ECO2 Balance Sheet and not required to be disclosed pursuant to the terms of this Agreement; and (d) specifically disclosed in Schedule 6.4 attached hereto. Except as otherwise provided in this Agreement, the term "liabilities or obligations" as used in this Agreement shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.
     6.5 Certain Tax Matters. ECO2 has duly filed all federal, state, and local tax returns and reports required to be filed by ECO2 for all periods ending on or prior to January 31, 1997 and all taxes, including income, gross receipts, and other taxes and any penalties with respect thereto, shown thereon to be due and payable, have been paid, withheld, or reserved for or are reflected as a liability in the ECO2 Balance Sheet. The returns and reports are, to the best knowledge of ECO2, correct and complete. ECO2 has not entered into any agreements for the extension of time for the assessment of any tax or tax delinquency, has received no outstanding or unresolved notices from the Internal Revenue Service or any taxing body of any proposed examination or of any proposed deficiency or assessment, and has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes, including without limitation social security and unemployment compensation, relating to its employees, and remitted such withheld amounts to the appropriate taxing authority as required by law.
     6.6 Litigation; Compliance with Laws. Except as set forth in the Annual Report on Form 10-KSB for ECO2 for the period ended September 30, 1996, there is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to the knowledge of ECO2 threatened against or related to ECO2. There has been no failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to ECO2 or its business operations, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against ECO2 which might have a material adverse effect on the financial condition, its business, results of operations, properties or assets of ECO2.
     6.7   No Changes.  Since September 30, 1996 there has not been:
           a.   Any change in the financial or other condition, assets,
liabilities or business      of ECO2, which individually or in the aggregate
has been materially adverse to ECO2;
           b.   Any damage, destruction or loss (whether or not covered by
insurance) or      any condemnation by governmental authorities which has or
may adversely affect the      business or assets of ECO2 to a material degree;
           c.   Any declaration, setting aside or payment of any dividend or
other      distribution in respect of any of ECO2's shares or any direct or
indirect redemption,      purchase or other acquisition of ECO2's shares or
any direct or indirect payment or      incurring of management fees or other
transactions between the shareholders of ECO2 and      ECO2; or
           d.   Any increase in the compensation payable or to become payable
by ECO2      to any of its officers, employees or agents, or any known payment
or arrangement made      to or with any thereof, except in the ordinary course
of business.
     6.8 Veracity of Statements. No representation or warranty by ECO2 or ECO2 Acquisition contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to Casinos International pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make it not misleading.
     6.9 Copies of Articles of Incorporation, Bylaws and Stock Records. A copy of ECO2's Certificate of Incorporation, Bylaws and stock records (certified by the Secretary of ECO2) has been delivered to Casinos International and each is correct and in effect as at the date of this Agreement. A copy of ECO2 Acquisition's Certificate of Incorporation, Bylaws and stock records (certified by the Secretary of ECO2 Acquisition) has been delivered to Casinos International and each is correct and in effect as at the date of this Agreement. Such books and records have been regularly and properly kept and are complete, accurate and legally sufficient under applicable law.
     6.10 Directors and Officers. Schedule 6.10 attached hereto is a true and complete list as of the date of this Agreement showing the names of ECO2's directors and officers, each of whom has been duly elected.
     6.11 Nasdaq SmallCap Market. The shares of the common stock of ECO2 are listed on the Nasdaq SmallCap Market, ECO2 is in good standing with NASDAQ and ECO2 has not received any communication, oral or written, from NASDAQ that it will not be able to continue to list its shares on the Nasdaq SmallCap Market.
                                 ARTICLE 7
                             INDEMNIFICATION
      7.1 ECO2 and Prentice Capital Indemnification of Energy Systems and the Ledfords. From and after the Effective Date, ECO2 and Prentice Capital shall, jointly and severally, indemnify and hold harmless Energy Systems, Charles Ledford, Vivian Ledford and Raymond Ledford (collectively, the "Indemnitees") from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (together, a "Loss") which the Indemnitees may suffer or incur, resulting from, related to, or arising out of: (a) their being an officer or director of ECO2; (b) the transactions contemplated by this Agreement; (c) misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Casinos International in this Agreement or from any misrepresentation in or omission from any certificate or document furnished or to be furnished to the Indemnitees hereunder and (d) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and claims (including employment-related claims) arising out of any of the foregoing; provided, however, that before the Indemnitees may assert a claim for indemnity under this Section, the Indemnitees must give or cause to be given written notice of such claim to ECO2 and Prentice Capital as provided in Article 7.2.
     7.2 Notice. Promptly after acquiring knowledge of any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which the Indemnitees have been indemnified by ECO2 and Prentice Capital, the Indemnitees shall give to ECO2 and Prentice Capital written notice thereof. ECO2 and Prentice Capital shall, at their own expense, promptly defend, contest or otherwise protect against any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which they have indemnified the Indemnitees, and ECO2 and Prentice Capital shall receive from the Indemnitees all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other party who are familiar with the transactions out of which any such Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim may have arisen. ECO2 and Prentice Capital shall have the right to control the defense of any such proceeding unless relieved of their liability hereunder with respect to such defense by the Indemnitees. ECO2 and Prentice Capital shall have the right, at their option, and, unless so relieved, to compromise or defend, at their own expense by their own counsel, any such matter involving the asserted liability of the Indemnitees. In the event that ECO2 and Prentice Capital shall undertake to compromise or defend any such asserted liability, they shall promptly notify the Indemnitees of their intention to do so. In the event that ECO2 and Prentice Capital, after written notice from an Indemnitee, fail to take timely action to defend the same, the Indemnitees shall have the right to defend the same by counsel of its or his own choosing, but at the cost and expense of ECO2 and Prentice Capital.
     7.3 Money Damages. If the Loss indemnified against pursuant to the provisions of Article 7.1 hereof can be compensated by the payment of money, ECO2 and Prentice Capital shall, within 21 days after receipt of a written notice of a claim pursuant to Article 7.2 deliver to the Indemnitee either:
(a) the amount of such claim by check or by wire transfer to the bank account of that party's choosing, or (b) a written notice stating that they object to the validity of such claim and setting forth in reasonable detail the grounds on which it is contesting the validity of the claim.


                                ARTICLE 8
                      SURVIVAL OF REPRESENTATIONS,
WARRANTIES, GUARANTEES, AND COVENANTS
     8.1 Date Certain For Survival. All representations and warranties made by ECO2, ECO2 Acquisition or Casinos International in this Agreement or pursuant hereto shall survive the closing hereunder for a period ending on the first anniversary of the Effective Date.
                                ARTICLE 9
                    CONDUCT OF CASINOS INTERNATIONAL                ECO2 AND
ECO2 ACQUISITION AFTER THE MERGER
     9.1 Additional Actions and Cooperation. After the Effective Date, at the request of either party and at the requesting party's expense, but without additional consideration, the other party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to ECO2 Acquisition the assets of Casinos International or to confirm and perfect the interest of Prentice Capital in the common stock of ECO2, and otherwise to accomplish the orderly transfer to ECO2 of the business of Casinos International as contemplated by this Agreement.
     9.2 Audit Access. ECO2 will preserve the books, records, reports, documents and lists owned by it for a period of at least seven years from the Effective Date, will not thereafter destroy or otherwise dispose of such records without giving the Indemnitees notice and the opportunity to take possession thereof, and, while in possession of such records, will permit representatives of the Indemnitees to have access at reasonable times to such books, records, reports, documents and files, to make such copies therefrom as such representatives reasonably request. The Indemnitees shall, subject to applicable law and regulation, and the terms of any confidentiality agreement, hold in confidence any nonpublic information concerning ECO2 obtained hereunder.
                                ARTICLE 10
                           BROKERAGE; EXPENSES
     Except as set forth on Schedule 10, none of the parties has employed or will employ any broker, agent, finder, or consultant (collectively, "Broker") or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except as herein set forth. Casinos International is responsible for and hereby indemnifies and holds the Indemnitees harmless against and in respect of any claim for brokerage fees, commissions, or other finders' fees or commissions of any such Broker employed by Casinos International and any additional such claims incurred by the Indemnitees relative to this Agreement and the transactions contemplated hereby and any attorney fees incurred by any of the parties in relation to any such claim by a Broker not otherwise disclosed herein. Similarly, the Indemnitees are responsible for and hereby indemnify and hold ECO2 harmless against and in respect of any claim for brokerage fees, commissions, or other finders' fees or commissions of any such Broker employed by the Indemnitees or ECO2 and not disclosed herein and any additional such claims incurred by ECO2 relative to this Agreement and the transactions contemplated hereby and any attorney fees incurred by ECO2 in relation to any such claim by a Broker.
                                ARTICLE 11
                             CORPORATE NAMES
     ECO2 Acquisition shall have the exclusive right to use the corporate name "Casinos International" after the Effective Date.
                               ARTICLE 12
                                 GENERAL
     12.1 Entire Agreement; Amendments. This Agreement constitutes the entire understanding among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by all of the parties.
     12.2 Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.
     12.3 Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.
     12.4 Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.
     12.5 Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.
     12.6 Notices. All notices and other communications hereunder shall be in writing and shall be given to the person by sending a copy thereof by certified mail or by telecopy. Notice shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or when transmitted.

      If to ECO2 or the Indemnitees, to:
      Mr. Charles Ledford
      ECO2, Inc.
      20005 S.E. Hawthorne Road
      Hawthorne, Florida 32640

      With a copy to:
      Billy Bruce Brasheer, Esq.
      920 NW 8th Avenue, Suite A Gainesville, Florida 32601

      If to Casinos International:
      Mr. Alan S. Lipstein
      Casinos International, Inc.
      13902 North Dale Mabry, Suite 119
      Tampa, Florida 33618

      With a copy to:
      John N. Giordano, Esq.
      Bush Ross Gardner Warren Rudy, P.A.
      220 S. Franklin St.
      Tampa, Florida 33602

 Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.
     12.7 Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.
     12.8 Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties.
     12.9 Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the parties, and does not confer any rights on any other persons or entities.
     12.10 Governing Law; Jurisdiction. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court's taking jurisdiction of any dispute between them. By entering into this agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a Florida court. This Agreement shall be construed and enforced in accordance with law of the State of Florida. Venue for any such action shall be deemed proper in either Alachua or Hillsborough County, Florida.
     12.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.
     12.12 Publicity. Prior to the Effective Date, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Prentice Capital and ECO2. Except as may be required by law, prior to the Effective Date none of the parties hereto shall act unilaterally in this regard without the prior approval of Prentice Capital and ECO2; provided, however, that such approval shall not be unreasonably withheld.
     12.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     12.14 Limitations Upon Consent: Whenever, under the terms of this Agreement, the parties hereto are called upon to give their written consent, such written consent will not be unreasonably withheld.
     12.15 Form of Consent: All consents of any kind required under this Agreement shall be in writing. Whenever, under the terms of this Agreement, ECO2, ECO2 Acquisition, Prentice Capital or Casinos International is authorized to give consent, such consent may be given and shall be conclusively evidenced by the Chairman of the Board of Directors or the president of each respective corporation giving such consent.
     12.16 Attorneys' Fees and Court Actions: If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party.
     12.17 Binding Effect: This Agreement shall inure to the benefit of and be binding upon ECO2 and Casinos International, and their successors or assigns, including but not limited to any corporation or other business entity which may acquire all or substantially all of ECO2's and/or Casinos International's assets and business, or with, or into which Casinos International and/or any Casinos International subsidiary may be consolidated or merged, and upon the executors, administrators and legal representatives thereof.
     In witness whereof, the parties have executed this Agreement on the date first above written.

                                       ECO2, INC.
                                       By:
                                       Charles Ledford, President

                                       ECO2 ACQUISITION, INC.
                                       By:
                                       Charles Ledford, President

                                       Casinos International, Inc.

                                       By:
                                       Alan S. Lipstein, President

                                       Prentice Capital, Inc.

                                       By:
                                       Alan S. Lipstein, President